EXHIBIT 4
     Amendment No. 2, dated as of October 29, 2004 (the “Amendment”), to the Bond Purchase Agreement, dated as of July 20, 2004, as amended by Amendment Number 1 thereto, dated September 16, 2004 (the “Purchase Agreement”), by and among Thomson S.A., a French Company (the “Company”) and the purchasers named in Exhibit A thereto (each, a “Purchaser” and collectively, the “Purchasers”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.
     WHEREAS, pursuant to, and upon the terms of, the Purchase Agreement, each Purchaser agreed to purchase from the Company the aggregate Par Value of Bonds as is set forth opposite each Purchaser’s name on Exhibit A to the Purchase Agreement, and to assume certain liabilities, as more fully described in the Purchase Agreement;
     WHEREAS, the Company and the Purchasers desire to amend the Purchase Agreement as set forth below;
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the parties hereto contained in the Purchase Agreement, the parties hereto hereby agree as follows:
SECTION 1. Amendment.
     (a) Section 7.1(a) is hereby amended by deleting the text following clause (iii) in the first sentence thereof in its entirety and inserting in lieu thereof the following text:
“(iv) following a Director Removal; or (v) any Transfer of the Bonds (or the underlying Shares) pursuant to a pledge of the Bonds (a “Permitted Pledge”) to one or more reputable financial institutions designated by the Holders (individually, a “Lender”, and, collectively, the “Lenders”) in connection with a borrowing by the Purchasers or their Affiliates in an aggregate amount not to exceed $150 million plus accrued interest, provided that, at the time of receiving such Permitted Pledge, such Lender(s) deliver to the Company a written instrument in form and substance reasonably satisfactory to the Company confirming that, at any time such Lender(s) take possession and ownership of the Bonds (or the underlying Shares) upon foreclosure under such Permitted Pledge, such Lender(s) will become entitled to the benefits and subject to the obligations of this Agreement (including the obligations contained in this Section 7) (the circumstances described in clauses (i) through (v) above are collectively referred to as “Permitted Transfers”). The Company agrees to cooperate, and shall procure that its registrar cooperate, reasonably with the Holders and the Lender(s) in order to record and perfect the Permitted Pledge including by providing the relevant “attestation de gage” in accordance with French law.”

     (b) Section 10.3(c) of the Purchase Agreement is hereby amended by adding the following proviso at the end of Section 10.3(c):
“; provided, however, that the limitations on the indemnification obligations set forth in this Section 10.3(c) shall not apply to any breaches of the representations and warranties made in Section 3.4 hereof and provided further that, in the event of such a breach, the Company shall be entitled to satisfy its indemnification obligation for such breach if it promptly issues (in lieu of an indemnity payment in cash) to the Purchasers either new bonds convertible into or exchangeable for shares on terms replicating those of the Bonds or other securities having, in each case, the same market value and comparable liquidity as the Securities (in each case after taking into account any tax consequences and all other costs, including but not limited to foreign exchange and financing costs borne by the Purchasers as a result), as determined by an internationally recognized investment bank designated by the Purchasers with the approval of the Company, such approval not to be unreasonably withheld.”
SECTION 2. General.
     (a) This Amendment shall be construed under and governed by the laws of France.
     (b) This Amendment may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
     (c) This Amendment and the Purchase Agreement, along with the Schedules and Exhibits thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     (d) The Purchase Agreement, as hereby amended, is hereby ratified and confirmed in all respects. Any reference in any other document to the Purchase Agreement shall be deemed to refer to the Purchase Agreement, as modified by this Amendment. The execution, delivery and effectiveness of this Amendment shall not constitute a modification, acceptance or waiver of any provision of the Purchase Agreement other than as expressed herein.
     (e) The headings contained in this Amendment are for reference only and shall not affect in any way the meaning or interpretation of this Amendment.
     (f) Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Amendment.
     (g) This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

COMPANY: THOMSON S.A.
By:	/s/ Frank Dangeard
	Name:	Frank Dangeard
	Title:	Chairman and CEO

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PURCHASERS: SLP I TSA, L.L.C. By SILVER LAKE PARTNERS, L.P., its Managing Member By SILVER LAKE TECHNOLOGY ASSOCIATES, L.L.C., its General Partner
By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Member

SLP II TSA, L.L.C. By SILVER LAKE PARTNERS II, L.P., its Managing Member By SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C., its General Partner
By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Member

SLP AFL TSA, L.L.C. By SILVER LAKE TECHNOLOGY INVESTORS II, L.L.C., its Managing Member By SILVER LAKE MANAGEMENT COMPANY, L.L.C., its Manager
By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Member